SUBSTITUTE POWER OF ATTORNEY

Pursuant to a written limited power of attorney, a copy of which was previously filed
(the ?Power of Attorney?), the undersigned, Sarah Dods, has been constituted and appointed true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do and perform every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of the rights and powers granted in said Power of Attorney, by the following individual:

Susan Wojcicki

Know all by these presents, that, pursuant to the powers granted to the undersigned in the Power of Attorney, the undersigned hereby constitutes and appoints each of Ryan Guerrero, Sharon Lambie and Anisha Mehta as a substitute to the undersigned attorney-in-fact, with full power of substitution or resubstitution, and with full power and authority to do and perform every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of the rights and powers granted to the undersigned in said
Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in the Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 22nd day of August, 2019.

Signature:  /s/ Sarah Dods
Name:  Sarah Dods